EXHIBIT 23.5

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form SB-2, as amended, is a part, of the Reports dated May 23, 2006 for the period ending March 31, 2006 and February 24, 2006 relative to the financial statements of Irish Mag, Inc. as of December 31, 2004 and 2005 and for the years then ended.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement as amended and to the reference to my firm under the caption "Interest of Named Experts and Counsel" in such Registration Statement as amended.

/s/Randall N. Drake, CPA, PA
Randall N. Drake, CPA, PA

Clearwater, Florida

June 9, 2006